Transactions pursuant to Rule 10f3


Name of Issuer	Date of Purchase	 Number of
Securities Purchased (PAR) 	 Dollar Amount of
Purchase 	Price per Unit	Name(s) of
Underwriter(s) or Dealer(s) From Whom Purchased
	Affiliated Members of the Underwriting
Syndicate	Other Members of the Underwriting
Syndicate

EP Energy	11/17/2016	 4,340,000
4,340,000 	100	Goldman, Sachs & Co.	Morgan
Stanley	Credit Suisse, J.P. Morgan, Citigroup, RBC
Capital Markets, BMO Capital Markets, Deutsche Bank
Securities, UBS Investment Bank, Apollo Global
Securities, Riverstone Capital Services, Capital One
Securities, CIBC Capital Markets, BBVA, Societe
Generale, Sun Trust Robinson Humphrey, TD Securities,
SMBC Nikko, DNB Markets, Citizens Capital Markets,
Inc., ING, Mizuho Securities, Comerica Securities,
Nomura

Alta Mesa Holdings	12/2/2016	 1,120,000
1,120,000 	100	Wells Fargo Securities	Morgan
Stanley	Capital One Securities, Natixis, ING, Citigroup,
TD Securities, BOK Financial Securities, Inc.

Novolex	1/11/2017	 4,480,000
4,480,000 	100	Credit Suisse	Morgan Stanley
	Deutsche Bank Securities, Jefferies

Team Health	1/12/2017	 2,240,000
2,240,000 	100	Barclays	Morgan Stanley
	J.P. Morgan, BofA Merrill Lynch, RBC Capital
Markets, Inc.

BlueLine Rental	3/2/2017	 550,000
550,000 	100	BofA Merrill Lynch	Morgan
Stanley, MUFG	Goldman, Sachs & Co., Barclays, Wells
Fargo Securities, BMO Capital Markets, Citizens Capital
Markets, PNC Capital Markets

Community Health Systems	3/7/2017
4,325,000 	 4,325,000 	100	Credit Suisse
	Morgan Stanley	BofA Merrill Lynch, Citigroup,
Credit Agricole CIB, Goldman, Sachs & Co., J.P. Morgan,
RBC Capital Markets, SunTrust Robinson Humphrey,
UBS Investment Bank, Wells Fargo Securities, BBVA,
Deutsche Bank Securities, Fifth Third Securities, Regions
Securities LLC, Scotiabank

Valeant Pharmaceuticals International, Inc.
	3/9/2017	 3,685,000 	 3,685,000
	100	Barclays	Morgan Stanley
	Goldman, Sachs & Co., Citigroup, Deutsche Bank
Securities, DNB Markets, J.P. Morgan, RBC Capital
Markets, HSBC, TD Securities